SCHEDULE 14A TEMPLATE

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Certegy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2003

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Certegy Inc. The meeting will be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia.

At the annual meeting, shareholders will be asked to consider and vote upon the election of five Certegy directors. The attached proxy statement, with formal notice of the meeting on the first page, sets forth information about the nominees for directors and certain other matters. We urge you to review these materials carefully and to take this opportunity to participate in Certegy’s affairs by voting. We have also enclosed our 2002 annual report to shareholders, which among other things contains certain financial information for our company’s 2002 fiscal year.

Your vote is important. Regardless of whether you plan to attend the meeting in person, please complete the enclosed proxy card and return it promptly, or vote by using any other method described on your proxy card. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

LEE A. KENNEDY Chairman, President and Chief Executive Officer

CERTEGY INC.

11720 Amber Park Drive, Suite 600

Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 8, 2003

The 2003 annual meeting of shareholders of Certegy Inc. will be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at the Four Seasons Hotel, Atlanta, Georgia. At the meeting, shareholders will vote upon the following proposals:

1.	Election of one Class III director, one Class I director and three Class II directors to serve until the 2004, 2005, and 2006 annual meetings of shareholders, respectively.

2.	Any other matters as may properly come before the meeting and any adjournment or postponement of the meeting.

You may vote if you are a shareholder of record as of the close of business on March 10, 2003. Please mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope, or vote using any other method that may be described on your proxy card. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

WALTER M. KORCHUN Secretary

March 28, 2003

March 28, 2003

CERTEGY INC.

11720 Amber Park Drive, Suite 600

Alpharetta, Georgia 30004

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Certegy Inc. for use at the 2003 annual meeting of shareholders to be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia, and at any adjournments or postponements of the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote upon the election of one Class III director, one Class I director and three Class II directors to serve until the 2004, 2005, and 2006 annual meetings of shareholders, respectively, and any other matters that may properly come before the meeting.

Who is entitled to vote?

All shareholders of record of Certegy’s common stock (including shareholders through Certegy’s 401(k) plan) at the close of business on March 10, 2003, which is referred to as the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I vote?

If your shares of common stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted—the instructions may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet.

If you hold your shares of common stock in your own name as a holder of record, you may vote in person at the annual meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares by marking, signing, dating, and returning the proxy card in the postage-paid envelope that we have provided to you.

Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of the nominees for directors specified in this proxy statement. The persons named in the proxy will have discretion to vote in accordance with their own discretion on any other matters that properly come before the meeting.

Who can attend the meeting?

All shareholders of record of Certegy’s common stock at the close of business on the record date, or their designated proxies, and management’s guests, are authorized to attend the annual meeting.

If you plan to attend the annual meeting, please check the appropriate box on the enclosed proxy. If you hold your Certegy shares in “street name”—for instance, through a broker or through Certegy’s 401(k) plan trustee—you must request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the meeting and vote at that time (your broker may refer to it as a “legal” proxy).

What are the quorum and voting requirements to elect the nominees for director?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 65,989,400 shares of common stock outstanding.

For proposal 1, the election of directors, the nominees receiving the greatest number of votes at the annual meeting will be elected, even though such nominees may not receive a majority of the votes cast.

For any other business that may properly come before the annual meeting, the vote of a majority of the shares voted on the matter will constitute the act of the shareholders on that matter, unless the law, or our articles of incorporation or bylaws, require the vote of a greater number.

How are votes counted?

Each share of common stock is entitled to one vote on each matter submitted to the shareholders. For the election of directors, abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the outcome of the vote. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not received specific voting instructions from their clients with respect to non-routine matters.

In counting the votes cast, only those cast “for” and “against” a matter are included, although you cannot vote “against” a nominee for director. Because directors are elected by a plurality of the votes cast in favor, votes to “withhold authority” to vote for a certain nominee will have no effect.

If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will not affect the vote. If, however, your shares are held in “street name” and you fail to give instructions as to how you want your shares voted, the broker, bank or other nominee may vote the shares in their own discretion on certain routine matters, including the election of directors.

Will other matters be voted on at the annual meeting?

We are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Can I revoke my proxy?

You may revoke your proxy at any time before it has been exercised by:

•	Filing a written revocation with the Secretary of Certegy at the following address: 11720 Amber Park Drive, Suite 600, Alpharetta, Georgia 30004;

•	Filing a duly executed proxy bearing a later date; or

•	Appearing in person and voting by ballot at the annual meeting.

Any shareholder of record as of the record date attending the annual meeting may vote in person whether or not they previously have given a proxy, but the presence (without further action) of a shareholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

Our 2002 annual report to shareholders, including financial statements for the fiscal year ended December 31, 2002, is being mailed to shareholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. A copy of our annual report on Form 10-K filed with the Securities and Exchange Commission (the SEC), including the financial statements and the financial statement schedules, may be obtained without charge by:

•	Writing to the Secretary of Certegy at the following address: 11720 Amber Park Drive, Suite 600, Alpharetta, Georgia 30004; or
•	Accessing the EDGAR database at the SEC’s website at www.sec.gov.

You may also obtain copies of our Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s public reference rooms.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

The Board of Directors is responsible for directing the management of the company. Certegy’s Bylaws provide that the Board of Directors shall consist of not less than five nor more than fifteen directors, with the exact number being set from time to time by the Board. The Board currently consists of eight members, who are divided into three classes. One director, Mr. Kennedy, is an officer of the company.

Upon recommendation of the Nominating/Corporate Governance Committee, the Board has nominated Robert H. Bohannon, Richard N. Child and Lee A. Kennedy for election as Class II directors, to serve for the three-year term expiring in 2006 and until their successors are duly elected and qualified. Messrs. Bohannon, Child and Kennedy currently are Class II directors, and their present terms expire at this year’s annual meeting.

Also upon the recommendation of the Nominating/Corporate Governance Committee, the Board has nominated Phillip B. Lassiter for election as a Class III director for a term of one year expiring in 2004, and Keith W. Hughes for election as a Class I director for a term of two years expiring in 2005, and until their successors are duly elected and qualified. Messrs. Lassiter and Hughes currently are Class III and Class I directors respectively, and were appointed by the Board during 2002.

All nominees have consented to serve as directors if elected, but, if any of these persons are unable to accept election, proxies will be voted for the election of another candidate recommended by the Board.

Recommendation

The Board of Directors unanimously recommends a vote FOR all of the nominees.

Information Regarding Nominees and Other Directors

The following are brief biographies as of February 28, 2003, furnished by the respective individuals, for the nominees for election as directors at the annual meeting, and the incumbent directors who are not up for election at this annual meeting. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.

Nominee for Class I Director – Term Expiring 2005

Keith W. Hughes has served as a director of Certegy since August 2002. Mr. Hughes is currently a self-employed consultant to domestic and international financial services institutions. He previously served as Vice Chairman of Citigroup Inc., a diversified global financial services holding company, from November 2000 to April 2001. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, a leading finance company, where he had served as Chairman and Chief Executive Officer since February 1995. Mr. Hughes joined Associates in 1981 and held several other executive positions during his tenure there, including President from August 1991 to February 1995. He currently serves as an advisory director to Proudfoot Consulting, a management consulting firm, and a unit of Management Consulting Group PLC, and Majesco Software, Inc., an applications management software company and subsidiary of Mastek Ltd. He is 56 years old.

Nominees for Class II Directors – Term Expiring 2006

Robert H. Bohannon has served as a director of Certegy since June 2001. Mr. Bohannon currently serves as the Chairman of the Board, President and Chief Executive Officer of Viad Corp, a payments and conventions and events services provider, positions he has held since January 1997. He joined Viad in 1993, serving as President and Chief Executive Officer of Travelers Express Company, the payment services and money order subsidiary of Viad, until August 1996, when he was appointed President and Chief Operating Officer of Viad after its spin-off of The Dial Corporation, a consumer products company. Mr. Bohannon currently serves as a director of Viad, and has been a member of Viad’s board since 1996. He is 58 years old.

Richard N. Child has served as a director since June 2001. Mr. Child is the founder of Mattrix Group, LLC, a consultancy practice created to assist and support companies, principally in the financial and payments industry, with business strategy and development. From November 1999 to May 2000, he served as Executive Vice President of ZonaFinanciera.com., a financial services portal. Mr. Child served as Executive Vice President for MasterCard International, a global bank card association, and as President of its Latin American division, from January 1996 to April 1999. He is 46 years old.

Lee A. Kennedy has served as our President, Chief Executive Officer and a director since March 2001, and as Chairman of the Board of Directors since February 2002. Mr. Kennedy served as President, Chief Operating Officer, and a director of Equifax Inc., a consumer and commercial credit information company, from June 1999 until June 2001, shortly after Certegy’s spin-off from Equifax. From June 1997 to June 1999, Mr. Kennedy served as Executive Vice President and Group Executive of Equifax. From July 1995 to July 1997 he served as President of Equifax Payment Services, a division of Equifax. He is 52 years old.

Nominee for Class III Director – Term Expiring 2004

Phillip B. Lassiter has served as a director since September 2002. Mr. Lassiter has served as Chairman of the Board and Chief Executive Officer of Ambac Financial Group, Inc., a financial guarantee insurance holding company, since 1991, when Citicorp, one of Citigroup’s predecessors, divested itself of its control of Ambac in Ambac’s initial public offering. Before then, Mr. Lassiter had spent 22 years at Citicorp, including as its Group Executive, North America, where he oversaw Citicorp’s investment banking and insurance activity, including Ambac. From 1984 to 1990, he was Citicorp’s Group Executive for corporate and investment banking activities in Asia. Mr. Lassiter currently serves as a director of Diebold, Incorporated, a self-service systems and security systems company. He is 59 years old.

Incumbent Class I Director – Term Expiring 2005

Charles T. Doyle has served as a director of Certegy since June 2001. Mr. Doyle has served as Chairman of the Board of Texas First Bank, an independent community bank in Galveston County, Texas, since October 1972, and as Chairman and Chief Executive Officer of Texas Independent Bancshares, Inc., of Texas City, a provider of correspondent banking services to community banks since July 1979. He has also served as Chairman of the Board of Rust, Ewing, Watt & Haney, Inc., an independent general insurance agency and subsidiary of Texas Independent

Bancshares, since September 2000. From January 1996 until December 1998, Mr. Doyle was on the Federal Advisory Council to the Board of Governors of the Federal Reserve, and from January 1985 to December 1991, he served as Director of the Federal Reserve Bank in Dallas, Texas. Mr. Doyle currently serves as a director of bank card associations VISA USA, Inc., and VISA International, Inc., and of Inovant, a transaction processor for merchants and issuers of credit cards. He is 68 years old.

Incumbent Class III Directors – Term Expiring 2004

David K. Hunt has served as a director since June 2001. Mr. Hunt currently serves as Chairman and Chief Executive Officer of PlanSoft Corporation, an Internet-based business-to-business solutions provider in the meeting and convention industry, a position he has held since May 1999. From January 1997 to April 1999, he served as President, Chief Executive Officer, and a director of Global Payment Systems, a transaction processing service provider. Mr. Hunt served as President and Chief Executive Officer of AT&T Universal Card Services Corporation, a credit card issuer, from April 1993 to November 1996. He is 57 years old.

Kathy Brittain White has served as a director of Certegy since June 2001. In 2002, Ms. White established the Horizon Institute of Technology and serves as its President. The Institute is a non-profit organization improving technology education in the Arkansas Delta. From 1999 until March 2003, Ms. White served as Executive Vice President—E-Business and Chief Information Officer of Cardinal Health, Inc., a health care products and services company. She served as Senior Vice President and Chief Information Officer of Allegiance Corporation, a provider of healthcare products and cost management services, from 1996 until that company’s merger with Cardinal Health in 1999. Prior to her executive positions, Ms. White was a professor at the University of North Carolina at Greensboro. She is 53 years old.

Committees of the Board of Directors

The membership of the various committees of the Board of Directors is as follows:

Director	Audit	Compensation and Human Resources	Nominating/ Corporate Governance

Bohannon		X	Chair

Child	X

Doyle	X

Hughes			X

Hunt	Chair		X

Lassiter		X

White		Chair

The Board of Directors met seven times in 2002. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board of Directors on which the director served (during the periods that he or she served).

Audit Committee.    The Committee’s primary function, as set forth in its written charter, is to assist the Board in overseeing (1) our financial reports and other financial information provided to the public, (2) our systems of internal controls regarding finance, accounting, legal compliance and ethics and (3) our auditing, accounting, and financial reporting processes. The Committee annually recommends to the Board the firm to elect as the company’s independent accountants. The Audit Committee also consults with our independent accountants, approves the scope of their audit and other work, and meets with members of our management including our director of internal audit. The Audit Committee met eight times in 2002. The report of the Audit Committee is included in this proxy statement but is not part of the proxy solicitation material.

Compensation and Human Resources Committee.    The Committee conducts its duties pursuant to its written charter, which sets forth its responsibility for approving and monitoring executive compensation plans, policies, and programs, and advising management on succession planning and other significant human resources matters. As part of its responsibilities, the Committee reviews and sets salaries and establishes incentive compensation awards for our executive officers, except that the salary and incentive compensation of the chief executive officer must be ratified by the Board. In addition, the Committee is responsible for all significant employee benefit plan actions, including funding matters. The Compensation Committee met five times in 2002. The Compensation and Human Resources Committee Report on Executive Compensation appears in this proxy statement, but is not part of the proxy solicitation material.

Nominating/Corporate Governance Committee.    On December 17, 2002, the Board of Directors unanimously approved the formation of a Nominating/Corporate Governance Committee. The Committee’s written charter sets forth its responsibility for shaping Certegy’s corporate governance and assisting the Board with respect to (1) Board and committee organization, membership and function, and (2) oversight of the evaluation of the Board and management. As it was not formed until December, the Nominating/Corporate Governance Committee did not meet in 2002. The Committee did meet in January 2003 to consider and recommend to the Board the slate of director nominees up for election at this year’s annual meeting of shareholders.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our Board. All non-employee directors receive an annual retainer of $20,000, plus $1,000 for each Board or committee meeting he or she attends. The chairperson of each standing committee of our Board receives an additional annual fee of $4,000, payable in quarterly installments. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Non-Employee Director Deferred Compensation Plan.    We have adopted a deferred compensation plan for the benefit of our non-employee directors. Under this plan, a non-employee director may defer and be deemed to invest up to 100% of their director’s fees in either a stock fund representing our common stock or in an interest bearing account. Interest on deferred amounts deemed to be invested in the interest bearing account are credited monthly to our directors’ accounts at the prime rate on the first day of each month as reported in the Wall Street Journal. All deferred fees are held in our general funds and are paid in cash. In general, deferred amounts are not paid until after the director terminates service from our Board, at which time they will be paid either in a lump sum or in annual payments of not more than ten years, as determined by the director.

Non-Employee Director Stock Option Plan.    We have also adopted a Non-Employee Director Stock Option Plan to encourage ownership of our common stock by our directors, which we believe gives them an increased incentive to devote their efforts to our success on behalf of shareholders. This plan also helps us to attract qualified directors. Each director who is not employed by us or any of our affiliates is eligible to participate. We have reserved 200,000 shares for issuance pursuant to this plan.

The non-employee director stock option plan is a “formula plan” under which grants are automatic. The plan provides that effective on the date a person first becomes a non-employee director, and annually thereafter on the day following each annual meeting of shareholders, non-employee directors receive an option for 2,000 shares of common stock. The plan also provides that: the exercise price shall be the fair market value on the date of grant; the options become fully exercisable one year after the grant date (or earlier, upon death, disability, retirement or a change of control); and a default expiration period of five years. The Board can administer and interpret the plan, and amend it at any time. The plan will terminate automatically on the second day following our 2010 annual meeting of shareholders, unless the Board terminates it earlier.

Commencing in 2002, non-employee directors will also receive annually on the day following each annual meeting of shareholders options for 3,000 shares of common stock pursuant to the Certegy Inc. Stock Incentive Plan, described in the Compensation and Human Resources Committee Report on Executive Compensation below.

Executive Compensation

The Spin-off.    Certegy was formed as a subsidiary of Equifax Inc. and incorporated on March 2, 2001. On July 7, 2001, Equifax distributed all of its shares of Certegy to Equifax shareholders in a pro rata distribution, sometimes referred to as the “spin-off.” Although certain of the individuals who currently serve as our executive officers were performing services in connection with our businesses prior to the 2001 fiscal year, those individuals were employed by Equifax during that period, and except for Larry J. Towe, Gerald A. Hines, and Jeffrey S. Carbiener, were not dedicated exclusively to our businesses, and, in fact, devoted substantial time and effort to other Equifax businesses or to the Equifax organization in general. Our company had no formalized executive management structure prior to our formation, and certain of the individuals who would have constituted the most highly compensated individuals providing services to our businesses prior to our 2001 fiscal year are not our executive officers. Accordingly, no information on compensation paid to our executive officers prior to the 2001 fiscal year is reported below, and any compensation for 2001 prior to the date of the spin-off (including stock options) is compensation actually paid by Equifax.

Summary Compensation Table.    The following table sets forth in summary form the compensation paid during fiscal years 2002 and 2001 to our chief executive officer and the four other most highly compensated executive officers—referred to as the named executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards
Name	Fiscal Year	Salary	Bonus		Other Annual Compensation	Restricted Stock Awards(1)	Securities Underlying Options(2)	All Other Compensation
Lee A. Kennedy Chairman, President and Chief Executive Officer	2002 2001	$617,308 495,385	$	— 263,384	$16,677 12,291	$2,796,800 1,574,993	190,000 130,616	$424,484 330,965	(3)
Larry J. Towe Executive Vice President and Chief Operating Officer	2002 2001	395,385 348,462		— 48,785	12,451 6,931	1,258,560 700,011	90,000 87,638	271,461 35,440	(3)
Michael T. Vollkommer Corporate Vice President and Chief Financial Officer	2002 2001	306,154 255,385		— —	7,710 —	699,200 350,006	50,000 54,934	100,542 108,843	(3)
Gerald A. Hines Senior Vice President and Group Executive– Card Services	2002 2001	270,000 261,386		42,544 —	11,044 3,982	559,360 175,003	38,000 24,243	287,800 21,105	(3)
Jeffrey S. Carbiener Senior Vice President and Group Executive– Check Services	2002 2001	246,278 224,900		— 17,992	9,092 1,357	559,360 175,003	38,000 20,857	109,777 53,797	(3)

(1)	Dividend income would be paid on restricted stock at the same rate as paid to all shareholders. Value of restricted stock shown in table is as of the date of award. As of December 31, 2002, total restricted stock awards outstanding and related fair market values were as follows: Mr. Kennedy — 128,536 shares ($3,155,559); Mr. Towe — 57,572 shares ($1,413,393); Mr. Vollkommer — 30,786 shares ($755,796); Mr. Hines — 21,393 shares ($525,198); and Mr. Carbiener — 21,393 shares ($525,198).

(2)	If an officer elects to convert any annual cash incentive into stock options, those options are included in the “Securities Underlying Options” column for the year in which the annual incentive was earned, even though the awards are not actually made until the following year, and consequently are not included in the amount for the year when actually made.

(3)	Includes a 401(k) matching contribution in the maximum amount of $4,000 for each officer. Also includes premiums paid by Certegy pursuant to the Executive Life and Supplemental Retirement Benefit Plan for current life insurance and the economic benefit of additional premiums that will ultimately be returned to Certegy for each officer as follows: Mr. Kennedy – $415,884/$4,600; Mr. Towe – $264,011/$3,450; Mr. Vollkommer – $95,000/$1,542; Mr. Hines – $280,350/$3,450; and Mr. Carbiener – $104,547/$1,230.

Option Awards.    A stock option allows an individual to purchase shares of common stock at a fixed price (the exercise price) during a specific period of time. In general, whether exercising stock options is profitable to an option holder depends on the relationship between the common stock market price and the option exercise price. At any given time, vested options can be “in the money” (the exercise price is less than the market price) or “out of the money” (the exercise price is greater than the market price), depending on the current market price of the stock.

The following table contains information with respect to stock options awarded to the named executive officers during the fiscal year ended December 31, 2002. The table includes options awarded in 2002 as a result of officers electing to receive all or part of any annual incentive they earned in 2001 in the form of stock options, but does not include options awarded in 2003 in lieu of all or any part of any annual incentive earned in 2002.

Option Awards in Last Fiscal Year

	Shares Underlying Options(1)	Percent of Total Options Awarded to Employees in Fiscal Year	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name			5%	10%
Lee A. Kennedy	210,090	13.89%	$4,619,072	$11,705,634
Larry J. Towe	103,954	6.87	2,285,549	5,792,030
Michael T. Vollkommer	80,373	5.31	1,767,093	4,478,161
Gerald A. Hines	49,962	3.30	1,098,472	2,783,745
Jeffrey S. Carbiener	43,146	2.85	948,615	2,403,976

(1)	All options in the table have an exercise price of $34.96 per share, vested 25% on the date of award with the remainder vesting in three equal annual installments (becoming fully vested on February 12, 2005) and expire on February 12, 2012. The table includes the following options awarded in 2002 as a result of officers electing to receive all or part of any annual incentive they earned in 2001 in the form of stock options rather than cash: Mr. Kennedy – 20,090 shares; Mr. Towe – 13,954 shares; Mr. Vollkommer – 30,373 shares; Mr. Hines – 11,962 shares; and Mr. Carbiener – 5,146 shares. These options vested immediately upon grant. The table does not include options awarded in 2003 in lieu of all or part of any annual incentive these officers may have earned in 2002.

Option Exercises and Year-End Option Values.    The following table sets forth certain information with respect to stock option exercises by the named executive officers during fiscal 2002, and the number and value of stock options held by the named executive officers as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Lee A. Kennedy	13,242	$481,356	369,405	197,762	$1,460,475	—
Larry J. Towe	6,175	100,056	277,455	106,179	1,037,713	—
Michael T. Vollkommer	—	—	125,874	49,780	104,683	—
Gerald A. Hines	—	—	212,677	40,459	1,087,849	$3,538
Jeffrey S. Carbiener	1,210	4,275	96,209	41,990	379,449	3,538

(1)	Represents aggregate excess of market value of the shares underlying the options exercised, as of the date of exercise, over the exercise price of the options.

(2)	Represents aggregate excess of market value of shares under options as of December 31, 2002 over the exercise price of the options.

Retirement Benefits

Pension Plans.    Prior to the spin-off, most of our United Stated employees, including management employees and executive officers, were participants in the Equifax U.S. Retirement Income Plan, a non-contributory, qualified defined benefit pension plan. In connection with the spin-off, Certegy has adopted the Certegy Inc. Pension Plan, a defined benefit plan that is substantially similar, in all material respects, to the Equifax plan. The following is a summary description of the benefits of our Plan.

In general, annual retirement benefits are computed based on length of service and a participant’s average total earnings up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. Benefits under the Plan are computed by averaging the participant’s total earnings, including earnings from Equifax, for the highest paid 36 consecutive months of employment. However, federal laws place limitations on earnings amounts that may be included in calculating benefits under the Plan. In 2002, only the first $200,000 in eligible earnings can be included in the calculation.

The normal retirement age under the Plan is 65. However, employees who attain age 55 with at least 5 years of service, or employees who attain age 50 and the sum of his or her age and years of service is at least equal to 75, can retire early with reduced benefits. Prior pension service with Equifax will be recognized under the Plan. For employees who retire prior to age 65, their retirement benefits are reduced by 3% per year for the first five years and by 5% per year after the first five years.

The following table shows the annual retirement benefits that would be payable on January 1, 2002 on a combined basis under the Plan at normal retirement (age 65 or later) and various rates of final average earnings and years of service. The Plan benefits are computed in the form of a life annuity without survivorship benefits; however, survivorship benefits are available and are computed as the actuarial equivalent of the life annuity. The pension benefits are not reduced for Social Security benefits.

Retirement Plan Table

	Years of Service
Final Average Earnings	15	20	25	30	35
$ 200,000	$38,192	$50,922	$63,653	$76,383	$89,114
400,000	38,192	50,922	63,653	76,383	89,114
600,000	38,192	50,922	63,653	76,383	89,114
800,000	38,192	50,922	63,653	76,383	89,114
1,000,000	38,192	50,922	63,653	76,383	89,114

The credited years of service for each of the named executive officers as of December 31, 2002 were as follows: Mr. Kennedy — 21 years; Mr. Towe — 9 years; Mr. Vollkommer — 3 years; Mr. Hines — 5 years; and Mr. Carbiener — 12 years.

Executive Life and Supplemental Retirement Benefit Plan.    We have adopted for our executive officers and certain other management employees the Executive Life and Supplemental Retirement Benefit Plan, which is intended to maintain competitiveness of the company’s benefits. The Plan is a split-dollar life insurance program, under which the participants receive life insurance coverage and deferred cash accumulation benefits. For the named executive officers, the premiums paid by the company for current life insurance, and the economic benefit of the additional premiums that ultimately will be returned to the company, are included in the “Summary Compensation Table” under the heading “All Other Compensation.”

We have also established a rabbi trust in connection with the plan. If there is a change in control, we are required to fully fund the trust, and the trustee will make premium payments on the participants’ policies if for any reason we fail to do so.

Change in Control Agreements

We have entered into change in control agreements with all of our five named executive officers. These agreements have five-year terms with automatic renewal provisions and become operative only upon a change in control of our company. A change in control is generally defined by the agreements to mean:

•	An accumulation by any person, entity, or group of 20% or more of the combined voting power of our voting stock;

•	A business combination resulting in our shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company;

•	A sale or disposition of all or substantially all of our assets; or

•	Approval by the shareholders of our complete liquidation or dissolution.

If any of these events happen and the executive’s employment terminates within six months prior to, or three years after, the date of the change in control, other than from death, disability, termination for cause, or voluntary termination other than for good reason, he will be entitled to a severance payment and other benefits described in the agreements. The severance payment will equal up to, in the case of our agreements with (1) Messrs. Kennedy, Towe and Vollkommer, three times, and (2) Messrs. Carbiener and Hines, two times, the sum of (a) that executive’s highest annual salary for the twelve months prior to the termination, and (b) the executive’s highest bonus (or target bonus) for the three years prior to termination or the partial year ending on the date of termination.

Benefits payable under these agreements and other compensation or benefit plans of ours are not reduced because of Section 280G of the Internal Revenue Code. Any payments the executive receives will be increased, if necessary, so that after taking into account all taxes, including any excise taxes under Section 4999 of the Code, they would incur as a result of those payments, the executive would receive the same after-tax amount they would have received had no such excise taxes been imposed.

Compensation and Human Resource Committee Interlocks and Insider Participation

None of the members of our Compensation and Human Resources Committee has served as an officer or an employee of our businesses during the previous fiscal year. No interlocking relationship exists between our Board of Directors, Compensation Committee or executive officers and the board of directors, compensation committee or executive officers of another company, nor has such relationship existed in the past.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Overall Philosophy and Administration

Certegy’s executive compensation program, as developed and administered by the Compensation and Human Resources Committee of the Board of Directors, is designed to attract, motivate, and retain the executive talent necessary for creating value for our shareholders. The Committee intends that the company’s pay programs provide compensation commensurate with the level of financial performance achieved relative to industry performance and internal goals. A significant portion of compensation is directly linked to the returns generated for shareholders.

Certegy sets its financial performance and shareholder return objectives above the middle of the market when compared with comparably sized financial, technology and information services companies. The pay programs are designed to provide above median compensation levels when those goals are achieved.

The Committee, which is composed entirely of independent directors, establishes base salaries for the executive officers, including the named executive officers. The Committee also administers incentive compensation programs under both annual and long-term incentive plans. In fulfilling its responsibilities, the Committee regularly seeks input from independent compensation consultants chosen by the Committee, and periodically seeks input from appropriate Certegy executives.

Base Salaries

The Committee generally sets base salaries for its senior executives and other officers midway between the market median (50th percentile) and the market 75th percentile for comparably sized financial, technology and information services companies. Targeted salaries are determined based on a broader peer group than that shown in the stock performance graph appearing in this proxy statement, because the market for the executives that Certegy seeks to attract and retain is broader than its direct competitors.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries above or below the targeted range. These factors may include availability of talent, recruiting requirements of the particular situation, specific technical backgrounds, experience and demonstrated performance.

Base salary adjustments for executive officers generally are made annually and are dependent on such factors as the executive’s current responsibilities, experience and performance, competitive compensation practices at comparable companies, and the Committee’s assessment of the executive’s overall contribution to Certegy’s financial success. The salaries earned by the named executive officers in 2002, which appear in the “Summary Compensation Table” of this proxy statement, were increased from those earned in the prior year in accordance with the foregoing practices.

Incentive Compensation

Certegy’s incentive compensation programs comprise cash incentives under its annual and long-term incentive plans, and equity incentives under its stock incentive plan. Through 2002 earned annual cash incentive bonuses were allowed to be converted into stock options at the election of certain participants. In determining appropriate annual and long-term incentive compensation levels for the executive officers, the Committee seeks to award incentives that, when combined with annual salary, put the total overall compensation for Certegy’s executives in the market 75th percentile for comparably sized financial, technology and information services companies, commensurate with the company’s above market performance objectives. Generally, officers with greater responsibilities have a greater percentage of their total compensation “at risk”—that is, contingent on the achievement of company or business unit objectives—than executives with lesser responsibilities.

Annual Incentive Compensation

Annual incentives provide opportunities for Certegy executives to earn compensation based on the achievement of a combination of important corporate and divisional financial goals, such as earnings per share, operating income growth and revenue growth. The performance factors selected for any particular officer vary depending on the officer’s specific responsibilities within the company. For 2002, net income (or operating profit in the case of divisional officers) and revenues comprised the substantial majority of the annual incentive opportunity for the executive officers, including the chief executive officer and the other named executive officers, with individual objectives determining the remainder. Target awards for 2002 as a percentage of base salary ranged from 40% to 80% for named executives (including 80% for the chief executive officer), and are based primarily on individual officer’s responsibility levels. Through 2002 certain participants were allowed to elect to receive up to 100% of their annual incentive award in stock options. For 2002, only one of the named executive officers received a bonus, as performance objectives were generally not met for the year.

Long-Term Incentive Compensation

The Committee administers the following long-term incentive compensation plans, both of which were approved by Certegy’s shareholders at its 2002 annual meeting:

•	The Certegy Inc. Stock Incentive Plan, which allows for the award of non-qualified and incentive stock options, and restricted stock.

•	The Certegy Inc. Key Management Long-Term Incentive Plan (LTIP), which provides for performance-based cash incentives for periods ranging from a portion of a year to multi-year periods.

Consistent with prevailing practices in the marketplace, the Committee currently intends to make a long-term incentive award for each fiscal year. The long-term incentive awards from the Stock Incentive Plan made during 2002 to Certegy executives included the following:

•	Stock option grants with a vesting period over three years.

•	A performance-based restricted stock grant that will vest in three years if specified aggregate earnings per share returns are achieved over the period. If this performance objective is not met, the stock will vest in 2008.

The stock option and restricted stock grants made to Certegy’s key executives were designed to create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value. In each case, the size of the awards made to individual officers was based on an evaluation of several factors, including the officer’s level of responsibility and the company’s overall compensation objectives. The amount and nature of prior equity incentive awards are not generally considered in determining new Stock Incentive Plan awards for executive officers.

Please see the “Summary Compensation Table” and “Option Awards in Last Fiscal Year” of this table of this proxy statement for the Stock Incentive Plan awards made to the named executive officers in 2002. No awards were made pursuant to the LTIP in 2002.

Chief Executive Officer Compensation

Compensation decisions for Mr. Kennedy, as chief executive officer, are made under the same methodology as for other executives. Mr. Kennedy has a greater proportion of his compensation dependent on performance objectives than the other executives. Mr. Kennedy was paid a base salary of $617,308 for fiscal 2002. As with all but one of the other named executive officers, Mr. Kennedy was not paid a bonus for 2002, as performance objectives were generally not met for the year.

Also as with the other named executive officers, Mr. Kennedy was awarded equity incentives under the Stock Incentive Plan in 2002, comprising 80,000 shares of restricted stock and stock options for 190,000 shares. These awards, including the vesting of the restricted stock, are described under “Incentive Compensation—Long-Term Incentive Compensation” above. The Compensation Committee seeks to ensure that a significant portion of Mr. Kennedy’s long-term incentive compensation is delivered through equity grants in order to establish a strong financial link between Mr. Kennedy and Certegy’s other shareholders.

Other Benefits

Certegy’s executive officers may also participate in the Certegy Inc. Pension Plan, which is a non-contributory, qualified defined benefit pension plan, and the Executive Life and Supplemental Retirement Benefit Plan, both of which are described elsewhere in this proxy statement. Participation in the Executive Life and Supplemental Retirement Benefit Plan, which is a split-dollar life insurance plan, was suspended in 2002 pending clarification of issues arising under the Sarbanes-Oxley Act of 2002. Executives also participate, on a voluntary basis, in customary benefit programs generally available to employees, including Certegy’s 401(k) plan.

During 2002, Certegy implemented a nonqualified deferred compensation plan for senior executives, effective for 2003. This plan allows cash deferrals from base pay, annual incentive awards and long-term incentive awards into various ‘phantom’ investment options. In addition, this plan allows for the deferral of stock option gains and vested restricted stock into a company phantom stock account. The deferrals are not actual investments, but rather unsecured general obligations of Certegy to issue cash upon payout in an amount that reflects gains on the notional investments, or in the case of deferrals of option gains and restricted stock, to issue shares of actual stock upon payout. The company does not match any deferral made by executives.

Compensation Deductibility Policy

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the chief executive officer and the named executive officers of a public corporation only if that compensation is “performance-based” and complies with certain other tax law requirements. The Committee’s general policy is to structure the major components of Certegy’s incentive compensation programs to satisfy the requirements of performance-based compensation and preserve the deductibility of compensation paid to executive officers on an ongoing basis. To implement this policy, Certegy obtained shareholder approval of the Stock Incentive Plan and the LTIP in 2002. These approvals will help preserve the tax deductibility of stock options, restricted stock, and incentive awards made to Certegy’s named executive officers under the Stock Incentive Plan and the LTIP.

By: The	Compensation and Human Resources Committee

Kathy Brittain White, Chairperson

Robert H. Bohannon

Phillip B. Lassiter

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth aggregate information as of December 31, 2002 about all Certegy compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	4,342,765	$26.20	1,961,282
Equity Compensation Plans Not Approved by Shareholders	26,000	$35.65	174,000

Our Stock Incentive Plan was approved by Certegy’s shareholders in 2002. Our Non-Employee Director Stock Option Plan, which is not required to be approved by Certegy’s public shareholders, is described above under “Compensation of Directors and Executive Officers—Director Compensation.”

STOCK PERFORMANCE

The graph and table below compare the cumulative total return among investments in Certegy Inc., the S&P MidCap 400 Index©, and the S&P SuperCap Data Processing Services Index©. The graph and table assume that $100 was invested in Certegy stock on June 20, 2001, and each index on May 31, 2001, and that any dividends were reinvested. The total cumulative dollar returns shown on the graph and table represent the value that the investments would have had at the end of each calendar quarter through December 31, 2002. The S&P SuperCap Data Processing Services Index© was inadvertently mislabeled as the S&P Data Processing Index© in Certegy’s proxy statement for its last annual meeting of shareholders.

	6/20/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02
Certegy Inc.	$100.00	$117.15	$108.62	$143.18	$166.11	$155.27	$84.10	$102.72
S&P MidCap 400	100.00	99.60	83.10	98.04	104.64	94.90	79.20	83.82
S&P SuperCap Data Processing	100.00	97.53	83.54	105.80	110.25	90.09	63.95	73.61

© Copyright 2003, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by:

•	Each shareholder who is known by us to beneficially own 5% or more of the common stock;
•	Each of our directors;
•	Each of our executive officers named in the Summary Compensation Table; and
•	All of our executive officers and directors as a group.

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days, through the exercise of any stock option or other right.

Beneficial Ownership Table(1)

Name		Common Stock Beneficially Owned	Percent of Shares Beneficially Owned
T. Rowe Price Associates, Inc. (2)		7,299,076	11.0%
General Electric Pension Trust (3) GE Asset Management Incorporated
GE Frankona Ruckversicherungs AG	}	4,525,300	6.8
GE Financial Assurance Holdings, Inc. General Electric Mortgage Insurance Corp.
Kayne Anderson Rudnick Investment Management, LLC (4)		4,501,031	6.8
Lee A. Kennedy (5)		642,339	1.0
Larry J. Towe (6)		383,595	*
Michael T. Vollkommer (7)		173,710	*
Gerald A. Hines (8)		247,410	*
Jeffrey S. Carbiener (9)		138,251	*
Robert H. Bohannon		3,000	*
Richard N. Child		2,130	*
Charles T. Doyle		2,146	*
Keith W. Hughes		—	—
David K. Hunt (10)		3,500	*
Phillip B. Lassiter		2,000	*
Kathy Brittain White		2,000	*
All directors and executive officers as a group, including those named above (18 persons)		1,955,343	3.0

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Based on 66,212,900 shares of common stock outstanding as of February 28, 2003. The number of shares owned by any director or executive officer is also given as of February 28, 2003, with the exception of shares held through Certegy’s 401(k) plan, which are given as of December 31, 2002.

(2)	As reported in a Schedule 13G filed with the SEC on February 3, 2003, T. Rowe Price Associates, Inc., a registered investment advisor (Price Associates), has sole voting power over 1,070,176 of the shares reported and sole dispositive power over all 7,299,076 shares. These securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associate’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	As reported in a joint Schedule 13G filed with the SEC on February 14, 2003, GE Asset Management Incorporated (GEAM), a registered investment adviser, has sole voting and dispositive power over 2,554,264 Certegy shares owned by entities and accounts for which GEAM serves as Investment Adviser, and shared voting and dispositive power over 1,971,036 shares owned by GEPT, GEFR, GEMI and GEFA (all as defined below). GEAM acts as Investment Manager for GEPT, GEFR, GEMI and GEFA. General Electric Pension Trust (GEPT) has shared voting and dispositive power with GEAM over 1,758,000 Certegy shares. GE Frankona Ruckversicherungs AG (GEFR) has shared voting and dispositive power with GEAM over 101,600 Certegy shares. General Electric Mortgage Insurance Corporation (GEMI) has shared voting and dispositive power with GEAM over 71,436 Certegy shares. GE Financial Assurance Holdings, Inc. (GEFA) has shared voting and dispositive power with GEAM over 40,000 Certegy shares. General Electric Company (GE), the direct or indirect parent of GEAM, GEFR, GEMI and GEFA, disclaims beneficial ownership of all shares reported. All the filers and GE disclaim that they are members of a “group.” The address of GEPT and GEAM is 3003 Summer Street, Stamford, Connecticut 06904. GEFA’s address is 6620 W. Broad Street, Richmond, Virginia 23230. GEFR’s address is Maria-Theresia-Strasse 35, D-81675 Munchen, Germany. GEMI’s address is 6601 Six Forks Road, Raleigh, North Carolina 27615. GECS’ address is 260 Long Ridge Road, Stamford, Connecticut 06927. GE’s address is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

(4)	As reported in a Schedule 13G filed with the SEC on February 7, 2003, Kayne Anderson Rudnick Investment Management, LLC (Kayne Anderson), a registered investment adviser, has shared voting and dispositive power over 4,501,031 Certegy shares owned by several accounts managed, with discretion to purchase or sell securities, by Kayne Anderson. Kayne Anderson’s address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(5)	Includes 33,886 shares owned through our 401(k) plan, 416,905 shares subject to options and 258 shares owned by his children.

(6)	Includes 6,413 shares owned through our 401(k) plan and 301,792 shares subject to options.

(7)	Includes 1,550 shares owned through our 401(k) plan, 138,374 shares subject to options and 1,500 shares owned jointly with his wife.

(8)	Includes 165 shares owned through our 401(k) plan and 225,852 shares subject to options.

(9)	Includes 978 shares owned through our 401(k) plan and 110,916 shares subject to options.

(10)	Includes 1,500 shares held by Mr. Hunt’s wife as to which he disclaims all beneficial ownership.

Section 16(a)    Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Certegy’s directors and executive officers, and persons who own more than 10% of Certegy’s Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on company records and other information, Certegy believes that all applicable Section 16(a) reports were timely filed by its directors, officers, and more than 10% shareholders during the fiscal year ended December 31, 2002.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing Certegy’s financial reporting process and internal controls. The Committee is composed of independent directors and operates under a written charter approved by the Board.

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and has represented to us that the 2002 consolidated financial statements were prepared in accordance with generally accepted accounting principles. Certegy’s independent accountants for 2002, Ernst & Young LLP, are responsible for performing an audit of Certegy’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Committee reviewed and discussed the audited financial statements with management and with Ernst & Young. We reviewed further with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61 (Communication with Audit Committees), including among other matters their judgments about the quality, not just the acceptability, of Certegy’s accounting principles; the reasonableness of management’s significant accounting estimates; and the clarity and completeness of the financial statements. The

Committee also received from and discussed with Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

The Committee also reviewed the overall scope and plans for their respective audits with Certegy’s internal auditors and Ernst & Young. We met with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Certegy’s internal controls and the overall quality of Certegy’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in Certegy’s Annual Report on Form 10-K for the year ended December 31, 2002.

By:	The Audit Committee

David K. Hunt, Chairperson

Richard N. Child

Charles T. Doyle

OTHER MATTERS

Independent Public Accountants

The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as Certegy’s independent public accountants. The Audit Committee has not yet recommended to the Board the appointment of the company’s independent accountants for fiscal 2003. Until then, Ernst & Young LLP, Certegy’s independent accountants for most of fiscal 2002, will continue to provide independent accounting services to the company. The company expects a representative of Ernst & Young to be present at the annual meeting, to be able to make a statement if they desire to do, and to be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered by it for the audit of our annual financial statements and review of our quarterly financial statements for the year ended December 31, 2002 were $498,750.

Financial Information Systems Design and Implementation Fees.    During 2002, Ernst & Young did not bill Certegy for any professional services with regard to financial information systems design and implementation.

All Other Fees.    The aggregate fees billed for services rendered by Ernst & Young for 2002, other than the services described above, were $674,074, including $143,430 for audit-related services and $530,644 for other services consisting primarily of tax services.

Former Accountants.    As recommended by Certegy’s Audit Committee, the Board of Directors on April 4, 2002 decided to no longer engage Arthur Andersen LLP as Certegy’s independent accountants and appointed Ernst & Young LLP to serve as Certegy’s independent accountants for its fiscal year ending December 31, 2002. Andersen’s report on Certegy’s consolidated financial statements as of and for the fiscal year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During fiscal years 2000, 2001, and subsequently through April 4, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in connection with its reports on Certegy’s consolidated financial statements for those periods. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during fiscal years 2000, 2001, or subsequently through

April 4, 2002. During fiscal years 2000, 2001, and subsequently through April 4, 2002, Certegy did not consult with Ernst & Young with respect to any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

From January 2002 until April 2002, Arthur Andersen LLP served as the company’s independent accountants. The aggregate fees billed for services rendered by Arthur Andersen LLP were $212,330, consisting primarily of tax services.

Expenses of Solicitation

We are paying Morrow & Co., Inc. a fee of $7,000, plus expenses, to help with the solicitation of proxies for the annual meeting. We will also reimburse brokers, nominees, fiduciaries, and other custodians for their reasonable fees and expenses for sending solicitation materials to you and getting your voting instructions. In addition to this mailing, Certegy employees may solicit proxies in person, or by telephone, facsimile transmission, or electronically.

Shareholder Proposals

Any shareholder proposals submitted pursuant to Securities Exchange Act Rule 14a-8 and intended to be presented at the 2004 annual meeting must be received in writing at our principal executive offices on or before November 25, 2003 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Any shareholder proposals intended to be presented at the 2004 annual meeting, other than a shareholder proposal submitted pursuant to Securities Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no later than November 25, 2003 together with all supporting documentation required by our bylaws. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to those proposals, subject to SEC rules governing the exercise of this authority.

General

The Board of Directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own discretion on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

By:
WALTER M. KORCHUN Secretary

☒	Please mark your votes as in the example.
CERTEGY INC. 11720 Amber Park Drive, Suite 600, Alpharetta, Georgia 30004 Proxy for the Annual Meeting of Shareholders – May 8, 2003 Solicited on behalf of the Board of Directors.

The undersigned appoints Lee A. Kennedy, David K. Hunt and Kathy Brittain White, or any of them, with full power of substitution to each, as proxies and authorizes them to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Certegy Inc., to be held at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia on Thursday, May 8, 2003 at 11:00 a.m., local time, and at any adjournment or postponement of the meeting. The undersigned authorizes the proxies to vote, in their discretion, on any other matters as may properly come before the meeting.

Please date, sign and return this proxy promptly. The Board of Directors favors a vote FOR the election as directors of the persons named in proposal 1, and unless instructions to the contrary are indicated in the space provided below, this proxy will be so voted.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

If you wish to vote FOR the election as directors of the persons named in proposal 1, just sign and date this proxy card and return it in the self-addressed envelope provided.

The Board of Directors recommends a vote FOR the election as directors of the persons named in proposal 1.

1.	Election of Directors

Robert H. Bohannon (term expiring 2006)	Lee A. Kennedy (term expiring 2006)	Keith W. Hughes (term expiring 2005)
Richard N. Child (term expiring 2006)	Phillip B. Lassiter (term expiring 2004)

☐ FOR all nominees for director listed above (except as marked to the contrary).	☐ WITHHOLD AUTHORITY to vote for all nominees listed above.	☐ WITHHOLD AUTHORITY to vote for an individual nominee(s). Write name(s) below.

IMPORTANT:    TO BE SIGNED AND DATED ON THE REVERSE SIDE

Please return this card in the self-addressed envelope provided.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LOWER RIGHT ☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

If you attend the meeting, you will be accompanied by                                                                                           .

Shareholder                                                      Dated

Signature(s):                                                   Dated

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Address change: